Exhibit 99.1

Contact Person:

P. Mark Perkins

Aerosonic Corporation

727-461-3000

mperkins@aerosonic.com

For immediate release

Aerosonic Announces Filing of Form 10-Q and

Financial Results for the Third Quarter of Fiscal 2004

Clearwater, Florida, December 16, 2003.    Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that yesterday it filed its quarterly report on Form 10-Q for its third fiscal quarter ended October 31, 2003, with the U.S. Securities and Exchange Commission.

The Company’s filing of its third quarter Form 10-Q follows the November 20, 2003 filing of its Forms 10-Q for the quarters ended April 30 and July 31, 2003 as well as its October 31, 2003 filing of its Form 10-K report for its fiscal year ended January 31, 2003 and the restatement of its financial results for the fiscal years ended January 31, 1999 through 2002, and the first three quarters of the year ended January 31, 2003, reflected in those reports.

For the quarter ended October 31, 2003, the Company’s revenues increased $971,000 to $7,972,000, compared to restated revenues of $7,001,000 for the quarter ended October 31, 2002. The revenue increase is primarily attributable to increases in core product sales as well as an increase in development program activity on the Lockheed Martin Corporation F-35 (Joint Strike Fighter) contract.

Notwithstanding the revenue increase for the October 31, 2003 quarter, there was a net loss for that quarter of $301,000 or $0.08 per share, compared with restated net earnings of $483,000, or $0.12 per share, for the quarter ended October 31, 2002. This is a difference of $784,000 or $0.20 per share from the prior year’s third quarter. The loss for the quarter was due to the substantial increase in legal and audit fees of approximately $842,000 during that period, as the Company completed its Form 10-K for its fiscal year ended January 31, 2003 and the restatement of its financial results for the prior four years.

For the nine months ended October 31, 2003, revenues increased $5,473,000 to $24,462,000, compared to restated revenues of $18,989,000 for the nine months ended October 31, 2002. However, there was a net loss of $140,000 or $0.04 per share for the nine months ended October 31, 2003, in contrast to restated net earnings of $599,000 or $0.15 per share for the nine months ended October 31, 2002. This is a difference of $739,000, or $0.19 per share, from the nine-month period in the prior year. The loss for the current nine-month period was due to the substantial increase in legal and audit fees during that period, resulting from the same factors that caused the increase in such costs and expenses for the October 31, 2003 quarter explained above.

To the extent that this press release is deemed to contain statements that constitute “forward-

looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of management issues, operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. To the extent that this press release is deemed to contain statements that constitute “forward-looking” statements, the Company undertakes no obligation to update or revise such forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.